Letter of Authorization

I, Haijuan Xu, a citizen of the People’s Republic of China (the “PRC”) (Passport Number: G37404222), am the beneficial controlling shareholder of Beijing Lianhe Chuangxiang Advertising Co., Ltd. (北京联合创想广告有限公司) (the “Company”) (the “Equity Interests”). I hereby irrevocably appoint Galaxy Strategy & Communications (Beijing) Management Co., Ltd. (北京银河星系管理咨询有限公司) (“Galaxy Beijing”) to, within the validity term of this letter (the “Letter”), exercise the following rights:

Authorize a person designated by Galaxy Beijing as my sole and exclusive agent to represent myself to exercise all rights in connection with the Company and Equity Interests, including, but not limited to: (1) exercising all shareholder rights and voting rights in accordance with the Company’s articles of association and the applicable PRC laws, including without limitation to selling, transferring or pledging or disposing part or all of the Equity Interests; and (2) as my authorized representative, nominating and appointing the legal representative (Chairman), directors, supervisors, general manager and other senior management of the Company.

The person designated by Galaxy Beijing shall have the right to sign the equity interest transfer agreement as stated in the Agreement for Exclusive Purchase Right (me being a signing party) for and on behalf of me within the scope of this Letter, and duly perform the Equity Pledge Agreement and Agreement for Exclusive Purchase Right (me being a signing party to both agreements) executed on the same day as this Letter. Exercising the aforesaid rights will not constitute any restrictions on this Letter.

All actions taken by the person designated by Galaxy Beijing in connection with the Company and Equity Interests shall be deemed as my own, and all documents signed by the authorized person shall be deemed as signed by myself. I will acknowledge them.

The person designated by Galaxy Beijing shall have the right to assign this authorization and can act in his way through authorizing other person or entity to conduct the aforesaid matters, without prior notice to or consent from me.

From execution this Letter is irrevocable and will remain in effect for so long as I remain a shareholder of the Company.

Within the validity term of the Letter, I hereby forfeit all rights related to the Equity Interests that have been authorized to Galaxy Beijing through this Letter.

/s/ Haijuan Xu
Name: Haijuan Xu

Date: July 8, 2011